Exhibit 99.2
CORPORATE PARTICIPANTS
Bert Vivian
P.F. Chang’s China Bistro, Inc. — Co-CEO
Rick Federico
P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Mark Mumford
P.F. Chang’s China Bistro, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Destin Tompkins
Morgan Keegan — Analyst
Jeff Farmer
Jefferies & Company — Analyst
Nicole Miller
Piper Jaffray — Analyst
Sharon Zackfia
William Blair — Analyst
Matt DFrisco
Oppenheimer & Co. — Analyst
Tom Forte
Telsey Advisory Group — Analyst
Steven Kron
Goldman Sachs — Analyst
Brad Ludington
KeyBanc Capital Markets — Analyst
Jeffrey Bernstein
Barclays Capital — Analyst
Keith Siegner
Credit Suisse — Analyst
Bryan Elliott
Raymond James — Analyst
Mitch Spicer
Buckingham Research — Analyst
David Tarantino
Robert W. Baird — Analyst
Paul Westra
Cowen & Company — Analyst
Greg Ruedy
Stephens, Inc. — Analyst
Bryan Gains
Analyst

PRESENTATION
Operator
Good afternoon and welcome to P.F. Chang’s China Bistro second quarter 2009 earnings release conference call. Your lines have been placed on listen only until the question-and-answer portion of today’s call. (Operator Instructions) Today’s call is being recorded. If you do have objection you may disconnect at this time. I would now like to turn the call over to Bert Vivian, Co-Chief Executive Officer.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Good morning, everyone, thank you for joining us today. With me are Rick Federico, our Chairman and co-CEO; and Mark Mumford, our Chief Financial Officer. Many of our comments today will be forward-looking in nature and as such will involve risks and uncertainties. We recommend that all investors thoroughly review our quarterly and annual filings with the SEC before taking a financial position in our Company. I trust that everyone has had an opportunity to see our press release this morning. As usual there is a fair amount of concept detail included in the release. Therefore I’m going to limit my remarks to just a few items and then open up the call for questions.
Revenues came in a hair below our internal expectations, year-over-year, our total revenues were essentially flat. As was the case in the first quarter, Bistro sales trailed our internal expectations while Pei Wei delivered better than expected results. From an operating cost standpoint our team did a tremendous job of managing their business. Our consolidated prime costs, or cost of sales plus labor, came in at 59% of revenue. That’s a level that we have not seen in many, many moons. In total, restaurant operating margins improved year-over-year by 80 basis points at the Bistro, and 300 basis points at Pei Wei. G&A increased 50 bips year-over-year due to higher incentive compensation. Finally, as we have raised our earnings expectations for the year, we have made a corresponding increase to our annual effective tax rate. Thus, the second quarter was overly burdened a bit from a rate perspective.
All in all, on flat revenues, earnings from continuing ops came to $0.51 versus $0.41 last year. We will be filing our 10-Q a little later today, and in that fine document you will see that we have cut our credit facility borrowings in half from $80 million at the beginning of January, to $40 million currently. And we’ve repurchased roughly $20 million worth of stock. We do not anticipate reducing our credit facility any further this year. But we will attempt to utilize our remaining $20 million share repurchase authorization by year-end. We began the year with two balance sheet goals, to reduce our leverage and reduce our share count. It would appear that we will accomplish both goals in a timely manner.
Now, a few points with respect to the back half of the year. First, Bistro revenues remain soft. Average weekly sales continue to fall roughly 7% year-over-year. While comparative results should get easier once we get to the fourth quarter, there are no sign posts yet leading to that particular promised land. Our Bistro forecast has average weekly sales falling 5.5% in the third quarter, and about 3.5% in the fourth. So sitting here today I would say that we have a modest amount of risk when it come to our Bistro revenue expectations.
Secondly, the bulk of our new unit development for this year is occurring in the third and fourth quarter. Collectively we will be opening six new restaurants in each quarter. Two Bistros and four Pei Weis in the third and five Bistro’s and one Pei Wei in the fourth. These new stores will negatively impact our margins in the short term. Finally, labor costs are going to become more difficult in the back half of the year. From a pure wage standpoint, mandated increases in the minimum wage effective this month will increase our labor costs. The scheduling and process improvements that we’ve made over the past 18 months have helped defray a large part of the deleveraging effect of declining sales. This year-over-year cushion, if you will, will become less and less meaningful over the next few months. Consequently, if sales remain soft, our ability to offset the inevitable labor pressure will diminish. While sales, inefficient new restaurants and labor pressure generally lead to declining margins which is what we’re expecting in the back half of the year. With that, let’s open up the call for questions.
QUESTION AND ANSWER
Operator
Okay. (Operator Instructions) Our first question comes from Destin Tompkins from Morgan Keegan, your line is open.
Destin Tompkins — Morgan Keegan — Analyst
Thank you. Rick, I guess I would start with you on the Pei Wei side of the business as you look at the improvement you’ve seen there both in terms of sales and margins, where do you feel like you are in turning that business around and how much data do you need to see before you feel more comfortable about turning the growth spigot back on?

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
I think a couple of points. One is that we are encouraged by the direction that Pei Wei is going. A lot of the work that started, that we’ve talked about, quite a bit over the last several quarters around project evolution has started to kick in. The concept has been much more successful in lowering its management turnover so we’ve got a little bit more stability in the system and the team’s maturing a little bit. The basic economics of getting to at least flat sales, with slight traffic increases has been impressive in this environment, the business has tested some levels of marketing and has rolled out some limited time offers that have been pretty successful. So all in all I think directionally I would say the entire organization is very encouraged by what is happening at Pei Wei.
Not at this point, though, that we would go and turn on a whole bunch of new capital behind development. We do have a couple of stores happening in the back half of the year. These were locations that were selected, oh, probably 12 to 18 months ago. We went out and reviewed each of those locations as part of the evolution transition and felt like these would be good locations for us. And at the same time we expect to be opportunistic in markets where we currently have restaurants, if we’re able to secure what we would consider to be an A-plus location, we would go ahead and try and negotiate a deal, but at this point in time I think we need to see a couple more quarters of improved performance before we get a little bit more aggressive.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Hey, Destin, this is Bert. Right now just for your benefit we only have, really a couple, two, three restaurants for Pei Wei in the 2010 pipeline. And as Rick just mentioned we’re not necessarily actively out there pounding the pavement. If we get a few more quarters under our belt of great performance, then Pei Wei will begin to beg for more capital and it will be appropriate to give it to them at that point.
Destin Tompkins — Morgan Keegan — Analyst
That’s very helpful. My next question is on the Bistro, and I guess as you look at — I’ve heard you guys talk about the fact that the longer the consumer malaise goes on, the more permanent consumer behavior becomes. As you look at the Bistro, and its struggles recently. What signs do you point to that give you confidence that you’re still doing the right things there that the concept is still relevant to consumers. Are there things that you can throw out that might give you some confidence that you’re making the right steps or doing the right things strategically with the Bistro?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Yes, sure, I think, — I don’t know that the Bistro has ever been more relevant. I think the feedback we continue to get from our guests both in actual research and anecdotal feedback and our own experiences is that we’re executing at a very high level. The operations team has been focused on delivering the message to our guests each and every time they walk through the door. So in respect of — in terms of having a business that is well rooted and loved by a wide variety of guests across the country, we feel very good.
The other side of it, is I think the brand has also been, very aggressive in terms of trying and doing things that you look back a couple of years ago we might have sat around the table and said that is something we may never try. When you think of the introduction of Chang’s for two which has become a fairly meaningful part of our business and the introduction of our five regional classics, as we look at our menu and compared it to, maybe a couple of years ago, we felt like we had lost a little bit of the bottom end of the menu from a price perspective, so some fairly aggressive new product development that we’ve been able to roll across the system in order to get some price points below $10.
For years we sat around the table and said something like a kids’ menu is not something that would be part of the development of the Bistro brand, because families come in and share food. But to some degree we felt maybe we could send a stronger message to families that the Bistro is a relevant place for them to take their families. We’ve just introduced a kid menu. We’ve been much more agressive in terms of our public relations activities and utilization of special discounts around like tax day which was I think a big public relations hit for us. So I think the brand is continuing to evolve in a way that will maintain its position in the marketplace, and as long as we continue to execute the brand the way it’s designed I think we’re on solid footing.
Destin Tompkins — Morgan Keegan — Analyst
Thank you.
Operator
Okay. Our next question comes from Jeff Farmer, Jefferies & Company, your line is open.
Jeff Farmer — Jefferies & Company — Analyst
You did touch on this but as it relates to your advertising on both concepts, can you just provide some color on whether or not you think your recent efforts have been more focused on the brand or product specific advertising? Any other shifts you’ve made and then specifically with the traction you seem to have gained at Pei Wei over the past six months, are there any key take-aways for the core Bistro concept?

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
I think I caught the first part. I may have you repeat the second. I think our marketing efforts over the past couple of quarters, by brand, have been, I would put them into a bucket of learned, gained the experience, and adjust and move forward. In the Bistro we have done some very specific marketing around product introduction with the five regional classics. We did test some television spots in our Denver and Portland markets in support of the classics. I would say that the results were positive, yet early, or at least positive enough that we will — we will tee up another round in another select group of markets to determine how that type of marketing may be able to support the businesses as we look forward.
At the — at Pei Wei, most of our marketing has been specific to product. In the middle of the first quarter or at the end of the beginning of the second quarter, we launched our first LTO, which was the thyme mango, that was supported in store in most of our markets. It was supported in a select group of our more densely populated markets with a combination of radio, billboard, on-line and print. That was a very successful initiative. The product was very well received and just a point that it was a very difficult decision to end the LTO part of it. We have come back on the back side of the thyme mango with the introduction of sesame chicken, which is a dish that people have been asking for for a long time and we anticipate sometime in the fall rolling out another LTO with more full media support.
Jeff Farmer — Jefferies & Company — Analyst
Okay. And then just to be clear the LTO strategy that was essentially introduced this year with mango chicken at least at Pei Wei so that is a departure from prior years?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
That’s correct, that was the first time we introduced a product that was under the banner it might go away.
Jeff Farmer — Jefferies & Company — Analyst
I know it’s difficult to disaggregate this but just in terms of the amazing recovery that Pei Wei has seen over the last six months, if you had to rank this between advertising ops, slowing development or even the management change, would advertising be number one on that list?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
No.
Jeff Farmer — Jefferies & Company — Analyst
What would be number one?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
I think number one would be continued execution of the brand and maturity of our management team. I would say that the marketing piece of — you can see an impact, if you just look at it on a sales continuum. But marketing in and of itself, may gain trial, but the brand has to execute at a level that people want to come back.
Jeff Farmer — Jefferies & Company — Analyst
Okay. Thank you very much.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
You’re welcome .
Operator
Next Nicole Miller, Piper Jaffray, your line is open.
Nicole Miller — Piper Jaffray — Analyst
Good afternoon, great quarter. I am just wondering specific to Pei Wei has anything changed in terms of I guess catering or to go? And is there an opportunity there?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
We have rolled out — or are in the process of rolling out on-line ordering for Pei Wei. We do have a catering test, and I think it is in the Southern California market, but there is nothing really meaningful to talk about there. We are encouraged by the results that we’re seeing from on-line ordering, though, and it’s — one of the initiatives will be to try and drive as much of our to-go traffic to on-line as we possibly can.
Nicole Miller — Piper Jaffray — Analyst
And in terms of pricing, can you remind us — I know $6 bowls were a test. How many markets have those and will you be rolling that out?

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
That was our Denver menu test. I think we gave some color around it on the last call. Basically that test was around trying to drive — more of a focus on price and improving of value. And basically what we did was we adjusted the portions and the presentation on all of the menu items. Now, I am presenting them in a bowl. The primary intent was, again, to create a different price point for Pei Wei, understanding that our signature entrees at Pei Wei were originally designed to be shared. And the customer basically wasn’t sharing them, so we felt we had possibly overportioned.
So in Denver what we have is an all-bowl menu. We also changed our starters, which were large-portioned appetizers and we changed them to be more add-ones, one and two-piece at a lower price. And then the other part of that is that we did combine if the guest chose, an add-on with a beverage and we sell that at a slightly discounted price. Again, we’re three months into this, three and a half months. The early results I would say we’ve had some wins, we have had some not so sures but nothing fatal at this point in time. We have seen the check average drop, as you would expect, given the lower price points. We’ve seen transactions move up a little bit. But we’ve seen transactions move up across through the entire system. As to the net-net our average weekly sales in Denver are slightly negative, and prime costs have remained about flat.
I think there’s another round of evaluation that we have to go through, which will take us a couple more months. We need to follow up with more formal guest research to see what the guest actually appreciates and recognizes and are we getting credit for some of the decisions that we’ve made? And if that proves to be positive, I think the next step would be a more aggressive messaging around it, because today that we have focussed only on instore messaging in terms of the menu change, and once we’ve done that, we can evaluate it again and see if there is an opportunity to try this in other places.
Nicole Miller — Piper Jaffray — Analyst
That’s very helpful. Thank you so much.
Operator
Next question comes from Sharon Zackfia with William Blair, your line is open.
Sharon Zackfia — William Blair — Analyst
Hi, quick question on Pei Wei. It looked like the ‘05 to ‘08 classes all moved back in a positive comp but the classes before that were still negative. Is that just — (inaudible) laying on those earlier classes?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Primarily so, Sharon, yes.
Sharon Zackfia — William Blair — Analyst
Okay. And then, Mark, could you maybe give us your first thoughts on commodities for next year? I think that’s been a source of concern for the investment community.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
You bet. As far as 2010?
Sharon Zackfia — William Blair — Analyst
Yes.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes. We began to think about 2010, and it’s still early, but speaking from a macro level, we think that these prices are going to be slightly favorable compared to 2009. Seafood in general will remain about constant compared to ‘09 but our costs actually may go up a little bit as we invest in some higher quality products. Pork probably won’t have much movement. Poultry is still a big unknown for us. A lot depends on the corn and soybean crops. Early indications are that about a million acres have been cut. We will have to wait and see what happens with those input costs. Wok oil should be lower. As you know, right now we’re going through some pretty expensive wok oil. We’re beginning to lock in some of those lower wok contracts for 2010. Rice should be relatively flat to maybe a little bit lower, and produce right now we think is relatively flat. So although it’s early, indications are right now we have a potential to hopefully keep it relatively flat in 2010 on the cost side, but our margin, our cost of sales margin may go down a little bit due to those investments and products.
Sharon Zackfia — William Blair — Analyst
If you have that kind of flattish outlook for commodity costs, does that kind of mean that you would be unlikely to pursue any price increases going forward at either concepts?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Sharon, this is Bert. Generally speaking we don’t look at our commodity costs when we think about pricing. Commodities tend to go up and down. We tend to look more at our labor costs as we think about pricing of what we may or may not do. Right now in 2009 we have no price in our system. Right now we’re not contemplating price as we push forward.
Sharon Zackfia — William Blair — Analyst
Okay. And then just one last question. I know you just rolled out the kids’ menu at the Bistro, but can you give any early indication as to whether or not that has been a success thus far?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Sharon, only anecdotal. The guests that are taking advantage of it, have commented they appreciate it and we had some restaurants have to reorder based on their original supply. So, again, that’s very early. It’s only been out there a couple weeks.
Sharon Zackfia — William Blair — Analyst
Okay. Great. Thanks.
Operator
Our next question comes from Matt DiFrisco from Oppenheimer, your line is open.
Matt DFrisco — Oppenheimer & Co. — Analyst
Just going back to some of your guidance. It wasn’t clear to me what you want the tax rate — or what you’re guiding to the tax rate for this year? And also if you could clarify, Bert, with the margin comment saying that development is going to, and has historically caused margins to go down, so that is what you’re expecting. Are you talking bound sequentially from the first half or down year-over-year versus 2H second half ‘08?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Sure, Matt. I was referring to the comparison of the second quarter of this year, with respect to our new unit development. And — I’m sorry the first question was? Oh, tax rate. If you take a look and calculate the tax rate for the first six months I think you’ll get an indication of what the full year is going to be.
Matt DFrisco — Oppenheimer & Co. — Analyst
Okay. And then looking at the Pei Wei operating income model, it looks like you made substantial savings and realized a lot of cost savings on the operating expense line, on an operating week basis it looks like it is down 10% on dollars in operating week. Is that something that is sustainable, or is there something year-over-year that maybe there was an investment or marketing dollars that were greater in the first quarter and not so much in the second quarter a shift?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, that’s exactly right. It was marketing. Pei Wei on marketing standpoint spent roughly $1 million in Q1 and it was down to $283,000 in Q2, compared to $1 million last year. So if you’re looking either sequentially or comparatively, it’s really the marketing line and as well you’ll see both of the concepts benefited from lower utilities. Because you remember last year we were going through some pretty high utilities, especially in gas. And we’ve come off of that now. So you actually see operating expenses overall for the Company on a dollar basis coming down. Really that relates to utilities, even though go we got in 20 stores over the last year, we are from a dollar perspective down on operating expenses and majority of that has to do with utilities.
Matt DFrisco — Oppenheimer & Co. — Analyst
Okay. Then just as a reminder can you tell us how long in advance you need to secure a site or when the process begins for a Pei Wei? I’m trying to get a sense of when we should model 3 stores for 2010 and how much lead time do you need. I always thought it was six months or so. Is that true?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Typically from the time you sign the letter of intent until the time we can open a Pei Wei, is going to be in the 12 to 18-month range. Because the construction time is, probably a 100 days, give or take. So between lease negotiation and permitting, it chews up the balance of that.
Matt DFrisco — Oppenheimer & Co. — Analyst
Okay. Thank you.
Operator
Next question Tom Forte, Telsey Advisory Group.

Tom Forte — Telsey Advisory Group — Analyst
Thanks. I had three, hopefully, quick questions. The first was, I want to know, not just for Pei Wei, but what your thoughts are regarding real estate for new Bistro units for 2010 given the lead time that Bistro units? And then on commodities, what your expectations are for the second half of this year? And then lastly on competition, for the launch of the regional classics menu, you had said some comments on the decision there — how much of that was a reflection on the competitors seemingly becoming more aggressive with some of their offers? I was a little surprised initially that you rolled it out in July, given that your sales trends at Bistro looked like they were pretty steady throughout the quarter.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I’ll take the first one on the commodities. On the commodities as far as the pricing is concerned, we’re probably not going to have a whole lot of pressure. We are going to see some pressure from higher wok oil. Proteins are basically locked so there’s not a lot of pressure there, rice and produce, maybe a little bit of pressure, but not a whole lot. Really what we’re going to see the pressure on the cost of sales line, is from new-store openings, we’re going to see some — so there’s obviously some swapping out that’s associated with new stores. So that will give us some pressure. As I mentioned earlier, we’ll be investing in a higher quality product, seafood offering at the Bistro, so that will give us some pressure. We’re probably not going to stay at that 26.4% range. Last quarter I told you guys I didn’t think we would stay under 27. I was probably wrong on that. We’ll probably stay under 27, so it will probably be in that range of 26.4 to 27, probably in the higher end of the 27, on the back half of the year.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Let me take the real estate question. The — for the Bistro, we have not done anything internally to slow our expectations for expansion of the Bistro. We still love the economic model of the Bistro, the reality of this market is that many of the large developers and independent developers simply are not doing the kind of deals where we would typically put a P.F. Chang. So there are fewer and fewer opportunities. Our best guess sitting here today, knowing what we have in the pipeline is that 2010 will yield somewhere between five and seven new Bistros. And we’ll continue to source on an opportunistic basis as aggressively as we always have.
From a regional — from the regional classics perspective, I don’t think there was really any magic to the thought process around the introduction and the timing, in relationship to current trends. There was a desire to balance out, as I mentioned, the lower price point for the Bistro. We expect that these are items that will ultimately move from the regional classics and the most popular ones will move into the regular menu. It was an opportunity for us to introduce some product from a flavor perspective, that I think complements the balance of the menu. And one of the things that we were focussed on was trying to develop some product that had a lower soy content, as a way to add a little more variety to the flavor profiles on the menu.
Tom Forte — Telsey Advisory Group — Analyst
Great. Thank you very much.
Operator
Next question, Steven Kron, Goldman-Sachs, your line is open.
Steven Kron — Goldman Sachs — Analyst
Great. Thanks. Couple of questions on the cost side. Clearly over the last couple of years you guys have done a great job on the controllable side of things. If I look at the Bistro restaurant margins pre D&A, the first half of ‘09 was around 20% margin. That according to my calculation would mark a peak, despite over the last few years sales being down 15% in aggregate. I guess, as you guys look at things, there comes that point where you feel as though you can’t pull on the controllable level, anymore. It seems like, Bert, from your comments, we might be at that point now. Can you maybe just comment on that a little bit? And as you talk about it, it seems as though first quarter of this year you really got incremental cost saves, so why shouldn’t this carry through a little bit more into the back half?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, Steven, I think you’re absolutely correct. I think our team has done a very good job of managing our business in a declining sales environment. We believe that we have been able to accomplish that by improving our methods and processes and we’ve been able to just simply become more efficient. At this juncture, certainly the year-over-year gains that we’ve seen will diminish as we move to the back half of the year, particularly with respect to our labor — our labor costs. So, we’ve been able to offset some of the deleveraging effects of declining sales. But, again, I think our ability, certainly on a sequential basis, it’s going to become more and more difficult to do that.
In our business, in speaking of just casual dining in general, it’s much — it’s very, very difficult in a declining sales environment, and I believe that if we continue with the sales trends that we’re seeing, the back half of the year, again, particularly with respect to you’ve got wage increases, we do have some new unit development with their incumbent preopening costs. There are just a number of things that are going to weigh in on the back half. Granted, we’ve had great performance in the first half, but I would caution everyone to don’t necessarily extrapolate history to the future.

Steven Kron — Goldman Sachs — Analyst
Bert, to that end, the guidance, I think, implies around a 70 to 90 basis-point margin contraction in the second half you went through various buckets of what the give and takes might be. Can you maybe try to quantify that a bit. There is a general sense that you guys are being somewhat conservative here given that the first half was up 100 basis points. For example, how much will preopen affect margins? How much will that labor tick up potentially affect margins, and how much of the controllables are rolling off, per se?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, Steven, I’ll let you put the fine pencil to it. I will tell you that our marketing spend in the back half of the year will be greater than it was in the first half of the year. In the short term. And, again, in the very short term that is not positive to margins. Longer term it’s the right thing to do for our business. But in the short term, again, talking sequentially now, I think you’re going to see pressure on margins. We expect in our forecast for the comparison year-over-year to improve, as I said in my comments, that’s not happening, yet.
So there are a number of things, again, if we’re simply going to assess the odds, you may think we’re being conservative. I think we’re being appropriately conservative. The fact of the matter is, is there a chance we’ll do better? Sure. There’s a chance. There is also a chance we’ll do worse. So I think investors need to understand the risks, and if it turns out better, that’s fine. But I don’t want anyone coming back in a few months saying, geez, Bert, you didn’t tell me there was going to be pressure on operating cost, you didn’t tell me you were going to spend more on marketing, you didn’t tell me the sales soft. Because all of those things are true.
Steven Kron — Goldman Sachs — Analyst
Fair enough. I guess the last question related to the topic for me. A lot of companies when they have big, controllable cost programs actually put a dollar number behind it, I don’t know over the last couple of years whether you guys, excluding the preopening stuff with slowing development and maybe the commodity cost swings, whether you guys know on a dollar basis how much you’ve actually been able to pull out from the labor line and the restaurant operating expense line?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
We don’t spend a whole lot of time adding up those chits. Our guys and girls out there, everyday are out there doing the best job they can managing their business. It’s a difficult task in this environment, and I can’t tip my hat enough to them. But the fact of the matter is, we open our restaurants at 11:00 today, and we hope people show up. So what we did in the past doesn’t make a hill of beans in terms of what’s going to happen in the future. We’re ready, we’re optimistic, we’re resilient. But I’m telling you that the sledding is tough right now.
Steven Kron — Goldman Sachs — Analyst
Thanks very much.
Operator
Okay. Next question Brad Ludington, KeyBanc Capital Markets, your line is open.
Brad Ludington — KeyBanc Capital Markets — Analyst
Thank you. I wanted to start off with asking just another quick question on the guidance. It appears that the average weekly sales decline that you guided for for Pei Wei implies that the second half has a greater decline than the first half did. Is that based on anything you’re seeing in the environment or the expectation that new openings will be lower, or is it just an assumption?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
We expect that from — with respect to Pei Wei, I think our — we have a number of new units that are opening in the back half of the year. I believe we’re being appropriately conservative when it come to our volume expectations with respect to those new units. And, again, layering on what we’re currently seeing in July in terms of sales trends, I think it’s probably the right place to be.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay. Thank you. And talking about the share repurchases, I might have missed it. Did you say how many shares you repurchased in the second quarter? And I also want to confirm you said you expect to repurchase about 20 million more in the second half?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
No, we didn’t give the number of shares. We repurchased 347,000 shares in Q2, average repurchase price of $29.36 a share and that used approximately $10 million in cash. So, so far this year we repurchased 826,000 shares at average repurchase price of $23.64 and like Bert said close to $20 million that we’ve used. We have $20 million left on our authorization through the end of December and our intent is to use that $20 million in the back half of the year.

Brad Ludington — KeyBanc Capital Markets — Analyst
Okay. And then just briefly do you have what the, when you do that, whatever price increase was in place at both brands in the negative mix, what that was for the Bistro and Pei Wei? To give you the average price increase that led to positive traffic at Pei Wei and a little worse at the Bistro?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
We didn’t — we didn’t have a price increase at either brand. I think if you look at our average check, both brands had a declining average check year-over-year. Consequently the comp store sales number you read in our release, the fact of the matter is our traffic is higher than what you will see. Roughly, roughly now, about 1% of both concepts.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay. Thank you very much.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Okay. Our next question comes from Jeffrey Bernstein, Barclays Capital, your line is open.
Jeffrey Bernstein — Barclays Capital — Analyst
Great, thank you. Couple of questions. First , I’m wondering if you could talk about the broader macro. I know you mentioned you guys kind of did your regional specials for under $10. Two for $40, and whatnot. And I think most of us had expected a deceleration in terms of discount earlier this year and now it seems like it is ramped up more recently. I wonder if you could give some anecdotal color on the category in general in terms of what you’re seeing to drive increased discounting and the potential damage you would have on the category over the longer term?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Jeffrey, this is Bert. The introduction of the regional classics, I wouldn’t necessarily call that discounting. We introduced for our lunch patrons, we introduced the lunch bowls. After we saw the success of the lunch bowls and the positive feedback we received from our guests it became clear to us that we wanted to offer a similar offering at dinner. Consequently the introduction of the regional classics. It gives people a great opportunity to come to our restaurant, get a great product, for under $10. It’s not discounting, per se, it is just a lower-priced item. And, they have been received well. I don’t believe they’re going to be a huge part of our mix and they’re not a big part of our mix so far. But again, it has only been introduced a few weeks across the system.
In terms of discounting, I think everybody unfortunately everybody in our business is in the same boat right now. We’re doing everything we can to try and bring people into our restaurants, and, frankly, the environment is tough, with unemployment and underemployment where it is, with the savings rate picking up the way it is, the fact of the matter is, business travel is certainly not what it used to be. All of these things are conspiring against us. So it’s natural, in my mind, that people are going to do everything they can to try and get folks in. I don’t see that slowing down any time soon.
Jeffrey Bernstein — Barclays Capital — Analyst
The second question in terms of the ownership structure. I know you’ve kind of talked recently about international growth and development and licensees in the international markets. I think in the past you’ve talked about that as potential opportunity, perhaps more so for Pei Wei, if Pei Wei continues to see steady improvement what is the likelihood that Pei Wei and/or Bistro ownership structured ranges to more of a licensee and the opportunity of openly unit growth.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
I don’t think our thoughts have changed necessarily around the ownership structure of the brands. We expect that our domestic restaurants will be Company-owned, if we choose to do any international development like we have started with the Bistro, that those would be partnerships or franchises. We do not expect that we will put any of our capital into those international franchise groups, though.
Jeffrey Bernstein — Barclays Capital — Analyst
Pei Wei is not a possibility. I thought that was potential to turn that one over to a franchise business in the US?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Well, I don’t know that we’ve ever said that as much as we would evaluate any opportunities that might help us develop that brand. We are not constrained by capital, and we’re not necessarily constrained by management resources. If there was a unique opportunity that presented itself, and it required a level of partnership or franchising, we would consider it. We probably would, but it’s not high on the list of priorities right now.

Jeffrey Bernstein — Barclays Capital — Analyst
Okay. And just lastly I think the question kind of digging into the comp a little bit. I think in your response to an earlier question you talked about based on what you were seeing in the July comps, perhaps at Pei Wei, I want to know if you can provide a little color on both brands in July, whether there was any update on weekday, weekend struggle or regional trends throughout the second quarter? Thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
This is Bert. There hasn’t been a great deal of change in terms of the mix between weekday and weekend. A little bit in the sense that weekday has gotten a little bit stronger and the weekends have gotten a little bit weaker. I’m not sure what to read into that. I would suggest not to read anything into it just yet. The traffic trends in the first few weeks of July, are not great. I mentioned that the Bistro average weekly sales continue to be down about 7%. Pei Wei is running down about 1% or so, so far in July.
I think that geographically the weak sisters continue to be the weak sisters. Arizona and California stand out from a Bistro and Pei Wei perspective. The rest of the country is, is probably a little weaker than it has been in the past. Again, that’s not surprising from, again on the year-over-year comparison basis that is not surprising to us. Just to give you a little color, the Bistro operates in I think 38 states now, and the second quarter only three states had positive sales trends. So it’s not surprising to anyone the economic environment that we’re in, is pervasive, and it’s affecting our business across the country.
Jeffrey Bernstein — Barclays Capital — Analyst
Great. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Our next question comes from Keith Siegner, Credit Suisse, your line is open.
Keith Siegner — Credit Suisse — Analyst
Thanks. Just kind of a similar question to the one you got earlier but just with a little bit of a different focus. Thinking about the Bistro and after four years of negative same store sales growth, in 2Q the labor costs were the lowest we saw in 2Q since 2003, obviously very impressive. What I’m curious about is, how do you measure when the labor cost reductions have run their course in terms of when they start to impact the customer experience?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
I’m sorry, go ahead.
Keith Siegner — Credit Suisse — Analyst
I was going to say, and at what point do they maybe start to contribute to or even perpetuate some of the sales declines? How do you measure that dynamic.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Say the second part of the question again if you don’t mind.
Keith Siegner — Credit Suisse — Analyst
When you are thinking about the labor cost reductions, at what point do they start to impact the customer experience to the point where they contribute to the sales declines?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
This is Rick. One of the things that I think — and I know we’ve mentioned this, but I think it is an important point, when we go back and evaluate the decisions that we’ve made in terms of gaining efficiencies in the business in this environment, our focus has been predominantly in the back of the house. It’s been our ability to schedule more effectively, it’s been our ability to cross-train our back of the house employees, and to be able utilize them in multi functions during any particular shift. It has allowed us to actually reduce some head count in the back, as well as shave some hours. From a front of the house perspective, we’ve made absolutely no adjustments to our labor model. We schedule on a daily basis to do approximately 110 to 115% of our anticipated business every single day. So we are always trying to staff the front of our house restaurants in the expectation of doing more business than we’re actually doing. So we’ve got a lot of confidence at this point in time that the cuts that we’ve made have been guest-neutral, and that our ability to continue to execute the brand have not been compromised through the decisions that we’ve made from labor perspective.

Keith Siegner — Credit Suisse — Analyst
Okay. Then that’s very helpful. Thank you. And one kind of follow-up to that, then. If the cuts have been to the back of the house, if you think about, let’s say throughput, I don’t know, do you track like average time per guest visit? Is the average visit taking longer? And as average weekly sales start to come back eventually, do you need to reinvest in some of that back of the house to increase the throughput or is the throughput there sufficient to handle a recovery at this time?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
What we do track is average cook time, from the time the ticket is run, to the time the food is delivered to the table> We have seen only enhancements in our speed of service through some other changes in kitchen design, I won’t bore you with the Squawk project, but the net result was improved efficiency, improved speed and enhanced product quality, and that was something we started a couple of years ago. So at this point as sales and when sales start to recover, we don’t anticipate that we will have to add bodies in order to maintain or be able to take care of that business.
Keith Siegner — Credit Suisse — Analyst
Very helpful. Thank you.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Yes.
Operator
Next question Bryan Elliott, Raymond James, your line is open.
Bryan Elliott — Raymond James — Analyst
Thanks, good afternoon. Most of my questions have been asked but I just wanted to clarify or actually just ask one more thing about the July commentary. The comp comparison, are we talking about, July being — the last year July being much different from last year? I was just trying to look that up on my notes here and couldn’t find it. Give us a feel for what the minus 7 and minus 1 you just gave us for Bistro and Pei Wei are against quarter to dates last year. Quarter July ‘08 versus what you just gave us for July ‘09?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Bryan, that’s a pretty fine pencil you’re pushing around.
Bryan Elliott — Raymond James — Analyst
Let me ask it this way. Is there a materially different comparison that would make that minus 7 and minus 1 a bit illusory?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
The Bistro last year in July was down about 3.5%. Pei Wei was down about 2.8, if that helps you.
Bryan Elliott — Raymond James — Analyst
Very good, thank you. And I do have a question, also, on the COGS. I wonder how much maybe mix-shift there is helping that number in addition to just the raw commodities? Some of the new menu items, I would assume some of them are at actually lower percentage COGS than average.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Bryan, this is Bert. There’s no question. I think we mentioned in the last call that we had that we were seeing some mix-shift to chicken. That trend has not changed, nor do we necessarily expect it to change. I think that’s — again, that’s — I would love to think that it is the attractiveness of our chicken product. I think it also is a reflection, again, of the economic times.
Bryan Elliott — Raymond James — Analyst
Yes. All right. Thank you .
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Next question Mitch Spicer, Buckingham Research.

Mitch Spicer — Buckingham Research — Analyst
On the stores you plan to open in the third or fourth quarter, maybe just starting or I guess collectively at the Bistro and Pei Wei, given the real estate environment, given that I would think you’re probably, hopefully cherry-picking the best sites out there. Could you give us a sense of your thoughts on where those average weekly sales might be? Do you expect them to be better than they have been over the past just say year to 18 months, given that you probably have, better or maybe you could cherry-pick the best ones. Any comments on how you feel these new stores might open, versus stores opened over the past year to 18 months?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Mitch, this is Bert. Remember that the development cycle is fairly long, so the restaurants that we’re opening in the third and fourth quarter of this year, were sites that we picked 12 to 18 months ago. And we always try and pick quality real estate. I can say with a fair amount of certainty that we’ve never opened a restaurant that we thought was going to fail. We’ve had some that have struggled but we always think we pick great real estate and we have high expectations for how these restaurants are going to perform. Whether or not they’ll be better or worse than what we’ve seen over the last 12 to 18 months, remains to be seen. I can tell you that just from a maturity standpoint I will tell you that our new-store openings, we open more efficiently. I think we do a better job today than we did over the last few years when it comes to new stores. We opened a restaurant in northern San Diego in the first quarter of this year at the Bistro. Again, that was a restaurant that we picked a couple of years ago in terms of the development process. It has been stronger than we expected and certainly in this environment we’re very pleased with how it’s performing. So it’s tough to say. I’ll be happy to report on it once we get there.
Mitch Spicer — Buckingham Research — Analyst
Thanks and just as a question somewhat related. I did notice that the gap between comps and average weekly sales, the change, if you look at that spread, did narrow at the Bistro and Pei Wei in this quarter, versus previous quarters. Is that due to just less unit growth, or is there any reason why that gap has narrowed and do you expect it to continue to narrow?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Mitch, this is Bert again. That is — your comment was exactly correct. The fact of the matter is, as we open fewer and fewer new restaurants, the difference between our comp base and just overall total restaurant base narrows. So, I tend to look as I, as I talk about our business, I talk about average weekly sales. And I talk less about comp sales. Because, frankly, they’re roughly the same number now. And average weekly sale is just simply more encompassing, if you will, when you talk about our business.
Mitch Spicer — Buckingham Research — Analyst
Yes. And just as one additional side question to that, with now, new stores opening, again, would that suggest that that gap might widen a bit, or just any thoughts on — just given the stores to open in the back half of the year.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Mitch, I mean, there will always be — I shouldn’t say always. There will more than likely be a difference between the two numbers. Again, simply because ou’re talking about two different subsets. Whether it’s — it should not be a significant difference between comp and average weekly sales as we push forward.
Mitch Spicer — Buckingham Research — Analyst
Okay. Thanks.
Operator
Okay. Neck question from David Tarantino, Robert W. Baird, your line is open.
David Tarantino — Robert W. Baird — Analyst
Hi, good afternoon, just another clarification on the second half guidance. Are you saying that even if you get the average weekly sales improvement that you’ve embedded in your plan, you would still see margin degradation in the back half of the year?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Absolutely, David. Crystal clear. I couldn’t have said it better.
David Tarantino — Robert W. Baird — Analyst
Okay. Great. And then maybe a different way to ask it is, what type of average weekly sales change would you need to see to hold margins flat in the back half?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I have no idea.
David Tarantino — Robert W. Baird — Analyst
Okay. Let me try it one more. On the Bistro average weekly sales assumption improving, why would you hold on to that assumption given the trends that you’ve seen so far in July, especially the Q3 assumption that things get better?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, the bulk of that improvement comes late in the third quarter. I mean, I don’t need to rehash what happened in the last four months of last year in terms of the consumer — in terms of the economic environment, and the impact on consumers across the country. I would hope that the consumer confidence in the fourth quarter of this year is better than it was last year. I would hope that the holiday season is a little bit better. We thought that way at the beginning of the year, we’re not there, yet, and so there is really no reason necessarily to change those thoughts. Now, obviously I’ve been throwing black crepe all over the it for the last hour because I want to make sure people understand that there is risk there. And we — there is risk on the revenue side. And if we’re wrong, we’re wrong. And I just want to make sure that people are aware of that.
David Tarantino — Robert W. Baird — Analyst
Okay. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet .
Operator
Next question Paul Westra, Cowen & Company, your line is open.
Paul Westra — Cowen & Company — Analyst
Okay. Thanks. Quick one, Bert, can you quantify a little bit more about what the impact is on the wage rate inflation from the what you expect it to be once it flows completely through from the minimum wage hike here, what was wage rates in the second quarter and what do you expect them to bounce up to later in the year?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
We had about 3.6% wage inflation in the second quarter year-over-year. I’m guessing with minimum wage rates going up in July, that will add to the fire.
Paul Westra — Cowen & Company — Analyst
Do you have any rough estimate of how much more?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I’ll get to it a different way. Just to give you a sense of how many hours we’re talking about, in the second quarter of the Bistro hourly team, logged 5.5 million hours. The Pei Wei team was about 1.7 million hours. So when we talk about managing our business, it is a fairly large number that we’re trying to manage. And consequently to the extent that there is increases in wage rates, it’s a fairly large effect. When we talk about managing labor, I would love to tell you it is a perfect science. It is not. If we’re not as good at it one quarter versus another, the size of the number makes it a big number. So it’s a — we’ve done a tremendous job. Our team has done a very, very good job of managing those hours. But I have to tell you, in this environment, if you slip a little bit, the slippage can be meaning full. So I hope that helps.
Paul Westra — Cowen & Company — Analyst
It does help. Lastly, what type of rate would you think you would see to trigger taking a lower pricing? Because you mentioned a giant labor, and it seems like you are already running healthily above historical norms. Or at least at historical norms.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Paul, I’ll tell you it is very difficult in this environment to talk about taking price when on the other hand you have promotional or discounting type activity. So I think that we’re going to do everything we can to hold the line on price increases. The fact of the matter is, is that our margins are holding up very nicely. So one could argue why should you take price when your margins are okay? So it’s a difficult question, it is one we struggle with all the time. As we think about it and the conclusion that we come to, is that the guests really don’t care what our costs are. What they care about is what they are paying for our product. And we want to make sure they have great value when they come to our restaurant. So we’re very hesitant to take price right now.
Paul Westra — Cowen & Company — Analyst
Thanks for the added color.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Anyone left.
Operator
Next question , Greg Ruedy, with Stephens, your line is open.
Greg Ruedy — Stephens, Inc. — Analyst
You talked about all of the sales initiatives you have in place at the Bistro. Maybe if you could just give us a little more color there. What is meeting expectations and where do you see to drive better frequency of those programs?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Well, I think the ones that are in place, that have been accepted at the highest level by the guests would be the Chang’s for two. It has been in the longest and it may be a reflection from that. I think what we’re hearing from the guests it allows them to experience the entire Bistro dining experience, appetizer, sharing entrees, and desserts. But what they also commented that they know what they’re going to spend when they walk in the door, and that gives them a little bit — that gives them a little bit of comfort. We were, I think, fairly effective in terms of driving short-term traffic around our tax day initiative, where we offered a 15% discount on April 15. That seemed to work pretty well. We got — had a lot of activity around our [Briney Bird] chipping for charity in our ability to drive CRM responses. We had over 200,000 people as a result of that PR event sign up for our CRM program. We also offered — I think everybody that signed up, a free lettuce wrap and I think we had 40,000 of those redeemed during that promotion period. So those things seem to be working fairly effectively. The rest I would say are probably a little too new to comment on.
Greg Ruedy — Stephens, Inc. — Analyst
Okay. Switching gears, more of a big picture question. The improvement at Pei Wei has been significant. If we make the assumption that that can continue, can you talk to how that actually strengthens the brand equity at the Bistro from the viewpoint of an aspirational guest at the Bistro?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Typically we look at the two businesses as complementary. We think the significant difference in occasion, as to why somebody might use a Pei Wei as opposed to P.F. Chang’s, are meaningful and separate and have actually worked very hard at not connecting the two brands. Neither are from a marketing perspective, or as a corporate brand perspective. So it’s hard to guess as to, if the market continues to improve and people are feeling better, whether they would trade from a Pei Wei experience to a Bistro experience simply because the economics had changed a little bit. We think the experiences are that far apart.
Greg Ruedy — Stephens, Inc. — Analyst
Okay. Last a model housekeeping question . Anything in G&A guidance from the international growth?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Cost.
Greg Ruedy — Stephens, Inc. — Analyst
I mean on an absolute basis, though, versus prior year, can you help us out there?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Greg, this is Bert. We expect for the full year that the — our international business is going to cost us about $1.5 million. My expectation is that we move into 2010, we hope that we can cut that loss in half and then maybe actually go positive in 2011.
Greg Ruedy — Stephens, Inc. — Analyst
Great. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Okay. [Bryan Gains], (inaudible), your line is open.
Bryan Gains Analyst
Hi, guys, can you just clarify, you had talked last quarter about you didn’t think cost of sales would get below 27%ish and obviously you surpassed that. Before you referenced how the shift to chicken, should I just assume most of it is just a menu shift with chicken being cheaper but having a higher margin?

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
That is correct.
Bryan Gains Analyst
Okay. Thanks.
Operator
Okay. That is our final question.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Thank you all very much for joining us today. I believe we’re going to report our third quarter on October 21. Thanks so much.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, Co-CEO
Thank you.